EXHIBIT 10.17

TERM SHEET

This term sheet (the “Offer”) sets out and confirms the agreement between MaRS Discovery District (“Landlord”) and NPS Pharmaceuticals, Inc. (“Tenant”) with respect to the lease of space within part of the Building municipally known as 101 College Street (South Tower) in the City of Toronto, Province of Ontario (the “Building”), on the terms and conditions hereinafter set forth.

1.	Premises

Approximately 52,000 square feet of Rentable Area within the Building (the “Premises”). Premises to be located on the whole of the 7th and 8th floors and either all or part of the 6th floor, which are typical floors of approximately 21,000 square feet each. Final estimated location and area of Premises to be mutually agreed to by the Landlord and Tenant (subject to Tenant’s final space plan) prior to January 31, 2004. The Tenant shall, subject to the Landlord’s reasonable security restrictions and rules and regulations, have a non-exclusive right to use the common facilities of the complex in which the Building is located, 24 hours a day and seven days a week, including the right to use the shipping and receiving docks and any other such common facilities required by the Tenant for the operation of the Tenant’s business.

2.	Basic Terms of Lease

(a)	Term: ten (10) years and eight (8) months

(b) Commencement Date:	The Commencement Date of the Lease shall be the later of: (i) five (5) days following substantial completion of the Landlord’s Work in the Premises for the purpose of permitting the Tenant to commence the Tenant’s Work; and (ii) the date on which the Tenant obtains all building permits necessary for the purpose of permitting the Tenant to commence the Tenant’s Work, provided that in any event such date shall be no later than thirty (30) days following substantial completion of the Landlord’s Work in the Premises. The Tenant undertakes to use reasonable commercial efforts to obtain in a timely manner all building permits necessary for the purpose of permitting the Tenant to commence the Tenant’s Work in the Premises.

The Landlord represents and warrants to the Tenant that the ongoing work by the Landlord in respect of completing construction of the Building will not impair the ability of the Tenant to commence the Tenant’s Work or to obtain a building permit therefor to permit Tenant’s Work to commence on the Commencement Date.

(c)	Anticipated date of delivery of possession of the Premises to Tenant (with substantial completion of Landlord’s Work) and subject to any events of force majeure:

November 1, 2004

(d)	Rent Free Fixturing Period: First eight (8) months of the Term. The Fixturing Period shall be subject to extension for any delays in the carrying out of the Tenant’s Work caused by events of force majeure, provided that in no event shall the rent free Fixturing Period extend beyond ten (10) months from the Commencement Date. For certainty, assuming the Commencement Date occurs on November 1, 2004 the Tenant agrees that Base Rent shall commence in any event or circumstance no later than September 1, 2005. During the Fixturing Period, and subject to the foregoing, the Tenant shall be responsible only for the cost of utilities consumed, Tenant’s insurance coverage in accordance with the Lease, insurance premiums incurred by the Landlord in connection with the Tenant’s occupancy of the Premises during the Fixturing Period, and any special operating costs i.e. security, waste disposal, etc. that may be requested in writing by the Tenant or otherwise incurred by the Landlord as a result of the Tenant’s occupancy of the Premises during the Fixturing Period. The Landlord agrees that the Tenant can operate its business during the Fixturing Period if it completes its Tenant’s Work prior to the end of the Fixturing Period.

(e)	Rentable Area of the Premises: approximately 52,000 sq. ft. to be measured by the Landlord’s Architect, no later than the Commencement Date, in accordance with BOMA (‘96) standards used in the Building.

(f)	Base Rent:

Period of Term	Annual Base Rent	Monthly Base Rent	Annual Base Rent per Square Foot
Years One to Five	CAD $ 1,092,000.00	CAD $ 91,000.00	CAD $ 21.00 sq.ft.
Years Six to Ten	CAD $ 1,144,000.00	CAD $ 95,333.33	CAD $ 22.00 sq.ft.

Base Rent and Additional Rent to be paid without set-off, abatement or deduction, in advance in twelve (12) equal monthly installments on the first day of each and every month of the Term, together with all taxes (including, without limitation, Goods and Services Tax, GST) based on the Landlord’s Lease form and as applicable thereon. The Tenant acknowledges and agrees that the Landlord is not providing any leasehold improvement allowance or other inducement except for the Rent Free Fixturing Period described above.

(g)	Deposit:

The Tenant agrees to pay to the Landlord upon execution of this Offer the sum of Ninety-One Thousand Dollars ($91,000.00), plus GST, to be applied on account of the first month’s base rent payable under the Lease.

(h)	Net Lease:

The Lease shall be completely net to the Landlord, except as otherwise expressly provided herein, and the Tenant shall pay, in addition to Base Rent and without duplication, its proportionate share of all costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the management, maintenance, operation and repair of the Common Areas and Facilities of the Building (collectively “Additional Rent”), including without limitation and without duplication, the following items (all as may be more fully detailed in the Lease): costs incurred by the Landlord in respect of the operation, maintenance, repair and replacement of the Common Areas and Facilities of the Building; utility charges; property management/administration; and depreciation or amortization of any costs of a capital nature (in accordance with GAAP ) incurred by the Landlord in the repair, maintenance and replacement of the Common Areas and Facilities, together with interest on the unamortized portion thereof at the Landlord’s cost of borrowing. Except as otherwise provided herein, Additional Rent shall also include Landlord’s insurance costs in respect of the Building and Common Areas and Facilities and the Tenant’s Proportionate Share (as hereinafter defined) of all real property taxes in respect of the Building and Common Areas and Facilities as provided in Section 4 hereof. The Tenant’s Proportionate Share (as hereinafter defined) of all such costs, charges and expenses shall be determined as if the rentable areas in the Building are 100% occupied. The Landlord shall provide a reasonable estimate of the amount of Additional Rent, prior to the Commencement Date and on each anniversary of the Commencement Date in each successive year of the Term.

Notwithstanding any other provision of this Offer or the Lease arising therefrom (the “Lease”), the Tenant shall not be liable to pay Additional Rent arising from or in respect of:

(i)	costs for any other rentable space in the Building, including janitorial and HVAC costs, of the type for which the Tenant is responsible in respect of the Premises; for certainty, this includes the Landlord’s expenses arising from or in respect of rentable space occupied by the Landlord in the Building; and

(ii)	costs related to the initial cost of constructing or any costs refurbishing or upgrading the Building (although costs of replacements shall be included in Additional Rent as specified in the Lease).

Property management and administration fees and costs shall be limited to 15% of Additional Rent (excluding real property taxes and insurance premiums).

The Tenant shall not be responsible for paying Additional Rent or outlays of any nature whatsoever arising from or relating to the management, maintenance, operation or repairs of any parking garage.

The Tenant’s proportionate share (“Proportionate Share”) shall be determined by using a formula the numerator of which is the rentable area of the Premises and the denominator of which is the total rentable area of the Building. All rentable areas to be determined in accordance with BOMA (‘96) standards.

3.	Repairs

Save and except for structural repairs to the base building and exterior wall and window repairs or replacements, the Tenant shall, at its sole cost and expense, at all times during the term of the Lease and any renewal(s)/extension(s) thereof, keep and maintain the whole of the Premises in good order, repair and condition, reasonable wear and tear excepted, provided that the cumulative effect of such wear and tear does not result in a state of disrepair.

4.	Taxes

The Tenant shall be solely responsible for and shall promptly pay without duplication throughout the Term its Proportionate Share of all realty taxes, local improvements and business taxes with respect to the Building. The Landlord will pay or cause to be paid all such taxes on the Building.

5.	Utilities

The Tenant shall be solely responsible for and shall promptly pay without duplication its Proportionate Share of all charges for water, gas, electricity, telephone and other public and private utilities and services used or consumed in respect of the Common Areas and Facilities of the Building. The Premises shall be separately metered wherever possible and the Tenant shall be responsible for payment of all charges for all utilities consumed within the Premises.

6.	Insurance

(a)	The Landlord shall take out and keep in force the following insurance coverage:

(i)	“All Risks” insurance with 100% replacement cost coverage of the Building, machinery, boilers and equipment contained therein;

(ii)	general liability and property damage insurance, including personal liability, contractual liability, non-owned automobile liability. Such policies shall be written on a comprehensive basis with coverage for any one occurrence or claim of not less than $5,000,000.00; and

(iii)	loss of rental income coverage.

(b)	The Tenant shall take out and keep in force such insurance coverage as may be reasonably required by the Landlord from time to time, including without limitation:

(i)	“All Risks” property insurance on leasehold improvements and fixtures owned by the Tenant on a replacement cost basis with a reasonable deductible (the Tenant shall be entitled to self-insure in respect of chattels and trade fixtures); and

(ii)	general liability and property damage insurance, for occurrences within the Premises, including personal liability, contractual liability. Such policies shall be written on a comprehensive basis with coverage for any one occurrence or claim of not less than $5,000,000.00. The said policy shall name the Landlord as additional insured.

(c)	Each policy of insurance taken out by the parties in accordance with this Offer and each of such policies shall contain a release and waiver by the insurer of any rights of subrogation or indemnity or any other claim over, to which such insurer might otherwise be entitled against the Landlord or the Tenant, their agents, employees or those for whom they are in law responsible.

(d)	All policies referred to in Section 6(b) shall be taken out with insurers reasonably acceptable to the Landlord, be in a form reasonably satisfactory to the Landlord, shall be non-contributing with and shall apply only as primary and not as excess to any other insurance available to the Landlord and shall contain an undertaking by the insurers to notify the Landlord not less than thirty (30) days prior to any material change, cancellation or termination. The Tenant shall provide the Landlord prior to the commencement of the fixturing period with a certificate of such insurance and each year on the anniversary date thereof shall provide the Landlord with a further certificate confirming that the Tenant has arranged all of the insurance required to be maintained by it under Section 6(b) hereof.

7.	Permitted Use

The Premises shall be used only for the purposes of a medical and related sciences research facility, which shall include performing all forms of laboratory research, testing and experimenting including conducting chemical synthesis research and experiments, biological and genetic research and experiments, human tissue research and experiments and experiments and tests on live animals as well as other research, experiments and tests tied to medical and related science research, and related office uses, and for no other purpose and provided that the Premises shall at all times be used and maintained by the Tenant in compliance with all applicable laws. The Tenant shall be permitted to conduct all aspects of its business permitted hereunder and have uninterrupted access to the Premises twenty-four (24) hours a day seven days a week. For the purpose of conducting its research, tests and experiments the Tenant shall be permitted to use and store on the Premises hazardous materials and compounds and radioactive materials provided such use and storage is and shall be in full compliance with all applicable laws related thereto and sound industry practices. The Landlord represents that the above are permitted uses of the Premises. The Tenant shall be responsible at its sole cost and expense for obtaining any permits and/or licenses required or associated with its use and occupancy of the Premises. The Tenant shall operate its business as aforesaid in the Premises in compliance with all applicable laws. The Lease shall contain no continuous occupancy requirement.

8.	Assignment and Subletting

Save as otherwise provided herein the Tenant shall not assign this Offer or the Lease or sublet all or part of the Premises without having first obtained the prior written consent of the Landlord which consent may not be unreasonably withheld and in accordance with and subject to the provisions with respect to assignments and subleases in the Landlord’s standard form lease for the Building which shall be negotiated between the parties as set out in Section 19 hereof. Notwithstanding any such assignment, the Tenant shall not be released from and shall continue to be responsible for all of its obligations under the Lease. The Landlord agrees that the assignment and sublease clause in the Lease shall not contain a termination option in favour of the Landlord in the event of an assignment or sublease by the Tenant.

Notwithstanding any other provisions of this Offer or the Lease, so long as the Tenant or any permitted transferee or assignee (“Permitted Assignee”) is not in default under the terms of the Lease, the Tenant shall not require the Landlord’s consent (but in each case shall provide the Landlord with notice at the time thereof or as soon as reasonably possible thereafter) for any of the following transfers:

(a)	an assignment to any corporation which is an affiliate (within the meaning of the Canada Business Corporations Act) of the Tenant or any Permitted Assignee (“Affiliate”);

(b)	an assignment to a corporation formed as a result of a merger or amalgamation (within the meaning of the Canada Business Corporations Act) of the Tenant or Permitted Assignee with another corporation or corporations; or

(c)	where the Tenant proposes to transfer, or issue by sale, assignment, bequest, inheritance, operation of law, or other disposition, or by subscription, any part or all of the corporate shares of the Tenant, so as to result in any change in the effective voting control of the Tenant by the party or parties holding such voting control and such transaction shall not be deemed to be an assignment of this Offer or the Lease; or

(d)	an assignment arising out of the sale (by assets or shares) of the business of the Tenant being conducted in the Premises; or

(e)	a licence of a portion of the Premises to an affiliated entity, in connection with the business being conducted therein.

The Tenant agrees that an assignee of the Lease, where the assignee is not a Permitted Assignee, or a subtenant each shall not have the benefit of this no consent provision if it has been in material default on more then two (2) occasions during the Term.

9.	Alterations

The Tenant shall not make any repairs, alterations, replacements, decorations or improvements to any part of the structural or exterior portion of the Premises or any of the Building’s base building systems (including without limitation the mechanical, electrical, plumbing or HVAC systems of the base Building but excluding such systems which have been installed by the Tenant in the Premises which do not affect the Landlord’s base building systems or other tenants’ systems) without first obtaining the Landlord’s prior written approval, which approval shall not be unreasonably withheld. So long as repairs, alterations, replacements, decorations or improvements do not affect the structural or exterior portion of the base building or any of the Building’s base building systems (including without limitation the mechanical, electrical, plumbing or HVAC systems of the base Building) the Tenant shall be permitted to make all reasonable repairs, alterations, replacements, decorations, reconfigurations or improvements to, on and at the Premises.

If a request is made by the Tenant with respect to structural or exterior matters or matters which affect the base Building outside the Premises or the capacities thereof, or any of the Building’s base building systems (including without limitation the mechanical, electrical, plumbing or HVAC systems of the Building) which is approved by the Landlord, the Landlord may require that such work be designed by consultants acceptable to the Landlord, acting reasonably, and that the work be performed by contractors acceptable to the Landlord, acting reasonably.

The Tenant acknowledges that any repairs, alterations, replacements or improvements of a structural nature to the Building, or any repairs, alterations, replacements or improvements which may materially affect the mechanical and/or other base systems within the Building, including without limitation, heating, ventilating and air conditioning, plumbing and electrical systems, require the written approval (not to be unreasonably withheld or delayed) of the Landlord.

The Tenant agrees that, on or before the expiry of the fifth (5) month following execution of this Term Sheet by both parties, it shall provide the Landlord with the following preliminary plans, drawings and specifications for the approval of the Landlord and the Landlord (where required) in accordance with the foregoing, namely:

•	Architectural;

•	Structural (if any);

•	Electrical;

•	Mechanical, including plumbing, heating, air conditioning, sprinklers, ventilation and instrumentation

(collectively the “Tenant’s Plans”)

The Landlord shall have a period of thirty (30) days following submission of the Tenant’s Plans to the Landlord within which to approve same, such approval not to be unreasonably withheld. If the Tenant’s Plans are not approved or acting reasonably disapproved by the Landlord within thirty (30) days following the submission thereof to the Landlord for its approval, the Tenant shall have a period of five (5) business days thereafter to terminate this Offer and the Lease without penalty. In the event the Tenant elects to terminate, this Offer and the Lease shall be null and void and of no further force or effect. If within five (5) business days following the expiry of the thirty (30) day period for the approval of the Tenant’s Plans by the Landlord the Tenant does not elect to terminate this Offer and the Lease by written notice to the Landlord this Offer and the Lease shall remain in full force and effect in accordance with its terms.

10.	Environmental

The Tenant agrees to maintain the Premises and conduct its business and operations therein at all times in strict compliance with all applicable environmental laws and sound industry practice. The Tenant shall be responsible for and shall indemnify the Landlord against any and all environmental damage or contamination on the Premises and/or the surrounding lands caused or contributed to by the Tenant or those for whom it is responsible in law.

11.	Fixtures and Improvements

All alterations, additions, fixtures and improvements installed or made by the Tenant or installed or made by the Landlord on the Tenant’s behalf shall not merge with the leasehold and shall remain the property of the Tenant. When not in default under the Lease, the Tenant may remove such alterations, additions, improvements or fixtures from the Premises either during or at the expiration of the Term or sooner determination of the Lease provided that the Tenant shall make good any damage caused to the Premises by its installation and removal of any such alteration, addition, improvement or fixtures, so long as the Premises remain in the condition that they are required to be maintained during the Term. For greater certainty, at the end of the Term or sooner determination of the Lease, the Tenant shall not be required to remove any alterations, additions, fixtures and improvements in the Premises.

12.	Subordination

At the time of and as a condition precedent to the execution of the Lease, the Landlord shall obtain from any mortgagee or other party with a security interest in the Premises which is prior to this Offer or the Lease, a Non-Disturbance Agreement in form and substance acceptable to the Tenant, acting reasonably. At the request of the Landlord or its mortgagee, this Offer and the Lease may be subordinated to any charge or charges from time to time created or granted by the Landlord with respect to the Premises provided a Non-Disturbance Agreement is obtained, as aforesaid. The Landlord represents that it is the registered and beneficial owner of the Building and has the authority to enter into this Offer without the necessity of having any third party consents.

13.	Landlord’s Conditions

INTENTIONALLY DELETED

14.	Tenant’s Conditions

INTENTIONALLY DELETED

15.	Landlord’s Work

The Landlord shall construct the Building of which the Premises forms part, in accordance with plans and specifications as follows: Architectural: November 20, 2003, Mechanical/Electrical: November 8, 2003, Structural: November 19, 2003, Security: November 10, 2003 which have been provided to the Tenant (the “Landlord’s Work”). No later than February 20, 2004, the Landlord will provide the Tenant with an updated and current set of plans and specifications in respect of the Landlord’s Work (the “Final Plans”). If the Tenant is not satisfied with the scope of Landlord’s Work or the Landlord elects not to implement any modifications reasonably required by the

Tenant in order to efficiently operate its business, the Tenant will not be permitted to insist upon the modifications not so implemented but, in lieu thereof, the Tenant may elect to terminate the agreement arising out of this Offer provided such election to terminate is exercised by notice in writing to the Landlord on or before February 27, 2004. No changes may be made to the Final Plans which materially adversely affect (i) the Tenant’s Work, (ii) the cost of completing Tenant’s Work or (iii) the efficient operation of the Tenant’s business without the consent of the Tenant. For the purposes of this Offer and the Lease the condition of the Building as delivered to the Tenant on completion of the Landlord’s Work shall be deemed to be the base building condition. Subject to events of force majeure, the Landlord’s Work shall be completed by no later than November 1, 2004. Should the Landlord’s Work not be completed by December 1, 2004 as a result of a default by the Landlord that is not an event of force majeure, the Tenant shall be entitled to two (2) days’ free basic rent, prorated based on a 30 day month, for each day after December 1, 2004 that the Landlord’s Work is not substantially completed and the Tenant has not been delivered possession of the Premises. The Fixturing Period shall commence on the Commencement Date of the Lease specified in Section 2(b) hereof. The Landlord undertakes to use reasonable commercial efforts to provide the Tenant with as much advance written notice as is reasonably possible as to the anticipated date of Substantial Completion of the Landlord’s Work in the Premises, which in any event shall be at least five (5) days advance notice. The parties agree that two (2) days’ free basic rent for each day after December 1, 2004 that the Landlord’s Work is not substantially performed and the Tenant has not been delivered possession of the Premises is a representation of the true damages that the Tenant will suffer as a result of any delay in the substantial completion of the Landlord’s Work and the Landlord’s failure to deliver possession of the Premises and is not a penalty. Should the Tenant not be delivered possession of the Premises by November 1, 2005, for any reason whatsoever, then at the Tenant’s sole option and discretion the Tenant may terminate the Offer and the Lease, and damages will be calculated in their usual manner.

During the Fixturing Period the Tenant shall be responsible for all work within the Premises, in addition to the Landlord’s Work, which may be necessary to operate the Tenant’s business therein (the “Tenant’s Work”). Prior to the commencement of the Fixturing Period, the Tenant shall provide a copy of its plans and specifications for the Tenant’s Work to the Landlord for its prior written approval prior to commencing construction, not to be unreasonably withheld or delayed.

16.	Control by the Landlord

The Landlord acknowledges and agrees that the Tenant’s business and work is of a highly confidential nature and requires additional precautions to be taken with respect to access to and from the Premises. Save and except as otherwise provided, the Landlord, and/or any agent, employee or other person acting on behalf of the Landlord shall not have access to the Premises, except in the event of an emergency, without reasonable grounds for believing that the Tenant is in breach of its obligations under the Lease and providing no less than twenty-four (24) hours’ prior written notice to the Tenant. Notwithstanding the foregoing, the Landlord and/or any agent, employee or other person acting on behalf of the Landlord shall be permitted to conduct periodic inspections of the Premises on providing a minimum of twenty-four (24) hours’ prior written notice to the Tenant. Any party requiring access shall take such reasonable precautions as to ensure the safety and security of the Premises and property of the Tenant and where required by the Tenant will be escorted by a representative of the Tenant during such access.

Save as otherwise provided, unless the Tenant is in default of its obligations under the Lease, and such default continues for five (5) business days after receiving notice thereof from the Landlord, the Landlord, and/or any agent, employee or other person acting on behalf of any of these parties shall not have access to the Premises for any other purpose except as necessary to:

(a)	subject to the Tenant’s obligations under this Offer and the Lease, construct, maintain, repair, replace and operate lighting facilities and heating, ventilating and air conditioning systems servicing the Premises or the Building to the extent existing within the Premises; and

(b)	provide supervision and policing services for the Building.

The Tenant acknowledges and agrees that the foregoing covenants shall not apply during the last six (6) months of the Term of the Lease and that during such period, the Landlord shall be entitled to show the Premises to potential tenants on at least seventy-two (72) hours’ prior written notice to the Tenant and subject to the Tenant’s reasonable security requirements and supervision. The Landlord acknowledges that the Tenant may prohibit access to certain areas of the Premises to the extent that access thereto will interrupt the Tenant’s business in the Premises. The Landlord acknowledges that, whenever the Landlord enters the Premises for any purpose, including in the event of an emergency, the Landlord shall respect the confidentiality of the Tenant’s business and the sensitive and proprietary nature of the Tenant’s operations and shall use its reasonable commercial efforts not to disrupt, impair or interfere with any of the activities the Tenant is carrying on in the Premises.

17.	Refuse

The Tenant shall be responsible to ensure that all medical waste and similar refuse is handled, stored and disposed of at all times in strict compliance with all applicable laws and sound environmental practice.

18.	Signs

The Tenant shall be permitted to paint, fix, display, or cause to be painted, fixed or displayed, any sign, picture, awning, canopy, advertisement, notice, lettering or decoration on any part of the interior of the Premises without, in each instance, the prior written approval of the Landlord. The Tenant shall remove all such signs etc. at the expiration or earlier termination of the Term and shall repair all damage caused by the installation and/or removal thereof.

19.	Lease Form

The parties agree to execute a lease in a mutually acceptable form, based on the Landlord’s standard form lease, incorporating the terms of this Offer modified as requested by the Tenant and agreed to by the Landlord, both parties acting reasonably and in good faith, within fifteen (15) business days of Tenant initially receiving same. The Tenant acknowledges and agrees that the Commencement Date may not occur and the Tenant shall not be permitted access to the Premises for any purpose whatsoever including carrying out any of the Tenant’s Work until the Tenant and Landlord have executed the agreed upon form of Lease. However, if each of the Landlord and the Tenant has agreed upon the form of lease and the Landlord has executed the same and delivered it to the Tenant, the Commencement Date shall occur but the Tenant will not be permitted access to the Premises for any purpose whatsoever until the Tenant has executed the Lease and delivered a copy thereof to the Landlord.

No relocation of all or any portion of the Premises by the Landlord will be permitted.

The parties acknowledge and agree that the Lease shall deal in greater detail than this Offer in that certain clauses in the Offer may be expanded upon in the Lease and the Lease contains clauses in addition to those in this Offer. If there is any conflict between this Offer and the standard form lease, this Offer shall govern until the Lease is executed and once executed the Lease shall govern.

The Landlord and Tenant agree that the Lease shall include the following provisions:

(a)	a provision to the effect that, as between the Landlord and the Tenant, all leasehold improvements constructed by the Tenant as part of the Landlord’s Work and at any time or times during the Term shall, during the Term of the Lease, shall remain the property of the Tenant and shall be removable by the Tenant at its election at the end of the Term unless the Term expires or the Lease is terminated by reason of the default of the Tenant, and provided that the Tenant repairs and makes good any damage caused to the Premises by the installation and removal of any such leasehold improvements;

(b)	permit the Tenant to register notice of the Lease which may include all key provisions of the Lease which the Tenant requires be registered, including the provisions of subclause (a) hereof. The Tenant shall not register such notice of lease (or any other instrument) without the prior written consent of the Landlord, such consent not to be unreasonably withheld.

20.	Entire Agreement

The parties acknowledge and agree that this Offer contains all the covenants, promises, agreements, conditions and understandings between the Landlord and the Tenant concerning the Premises and there are no covenants, promises, agreements, conditions, understandings, warranties or representations, either oral or written, between them or relied upon by the Tenant to induce it to enter into this Offer, other than are herein set forth.

21.	Option to Renew

The Tenant, provided it is not then in default under the terms of the Lease beyond any applicable permitted cure period, shall have the right to renew the term of the Lease for two further periods of 5 years, upon the same terms and conditions contained in the Lease save as to further rights of renewal, save and except that there shall be no rent-free fixturing period or Landlord’s Work, and save and except as to the Base Rent payable during such renewal term, which shall be at the then current fair market rate for similar unimproved premises in the Building, provided that if the Landlord and Tenant cannot agree as to the Base Rent payable in a renewal term by sixty (60) days prior to the commencement of such term, then such Base Rent shall be determined by a single arbitrator pursuant to the Arbitrations Act, 1991. The Tenant shall notify the Landlord in writing of its intent to renew the lease in accordance with the foregoing by no later than one hundred and eighty (180) days prior to the expiration of the original term or any renewal term, as applicable.

22.	Right of First Offer

Provided the Tenant is not then in default beyond any cure period set out in this Lease, the Tenant shall benefit from a right of first offer on any unleased vacant space on the 5th and any space not initially leased by it on the 6th floors in the Building (South Tower) (the “Vacant Space”). For certainty, Vacant Space shall not include any space leased by the Landlord to any other tenant and which is offered by such tenant for sub-leasing. This right of first offer shall not apply until the Commencement Date of the Term has occurred and the Tenant has taken occupancy of the Premises. Accordingly, if during the Term, any part of the Vacant Space becomes or shall become available for rent, the Landlord shall offer the Vacant Space to the Tenant, in writing, on the same terms and conditions as this Lease, with the exception of the following:

(a)	the term for the Vacant Space shall terminate at the same time as the Term;

(b)	the Base Rent which shall be the fair market rent for the Vacant Space; and

(c)	any Rent Free Fixturing Period shall not exceed six (6) months

The Tenant undertakes to advise the Landlord of its acceptance or refusal of the Landlord’s offer for all or a portion of the Vacant Space within 5 business days following its receipt of same. If the Tenant decides to accept the Landlord’s offer for all or a portion of the Vacant Space, the parties shall sign an amendment to the Lease within 30 days following the Tenant’s acceptance of the offer. If the Tenant does not accept the offer or if the Tenant does not respond to same within the prescribed time limit, the Landlord may lease the Vacant Space to a third party on terms and conditions no more favourable to the third party than those offered to the Tenant. Notwithstanding the foregoing provisions of this paragraph, any acceptance by the Tenant to lease a portion only of the Vacant Space shall be subject to the Landlord’s approval as to the size, configuration and location thereof, which approval shall be granted unless all or some portion of the Vacant Space included in the Landlord’s offer and not included within the portion accepted by the Tenant is not reasonably able to be leased by the Landlord to a third party or parties.

23.	Damage or Destruction

In respect of substantial damage or destruction of the Building or the Premises, which materially affects the Tenant’s ability to conduct its business within the Premises, neither party shall have the ability to terminate the Lease unless the damage is not able to be repaired within 180 days.

24.	Other Provisions

The Landlord agrees to waive in the Lease its remedy of distress in the event of a default by the Tenant under the Lease. The Landlord further agrees that the Lease shall not provide for a security interest in favour of the Landlord.

25.	Irrevocable Date

This Offer is irrevocable by the Tenant and shall remain open for acceptance until 5:00 p.m. on             , 200    , after which this Offer shall become null and void.

The Tenant represents and warrants that the undersigned have authority to bind the Tenant to the terms of the within Offer.

SIGNED AND DATED at                      this                      day of         , 2004.

NPS PHARMACEUTICALS, INC. (Tenant)

Per:	/s/ HUNTER JACKSON

Name:

Per:	/s/ JAMES U. JENSEN

Name:

I/We have authority to bind the Corporation.

The Landlord hereby accepts this Offer to Lease and agrees to be bound by the terms and conditions contained herein.

SIGNED AND DATED at Toronto this 23 day of January         , 2004.

MARS DISCOVERY DISTRICT (Landlord)

Per:	/s/ JOHN A. COOK

Name:	John A. Cook

Per:	/s/ NINA GAZZOLA

Name:	Nina Gazzola

I/We have authority to bind the Corporation.